A PARTNERSHIP OF INCORPORATED PROFESSIONALS	AMISANO HANSON
CHARTERED ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Nitro Petroleum Inc. of our report dated April 20, 2007 relating to our audit of the financial statements as at January 31, 2007 and for the year then ended, which appear in the Annual Report on Form 10-KSB of Nitro Petroleum Inc. for the year ended January 31, 2008, filed with the Securities and Exchange Commission.

Vancouver, Canada	“AMISANO HANSON”
July 8, 2008	Chartered Accountants

750 WEST PENDER STREET, SUITE 604	TELEPHONE: 604-689-0188
VANCOUVER CANADA	FACSIMILE: 604-689-9773
V6C 2T7	E-MAIL: amishan@telus.net